Exhibit 99.1

Contact: Dalip Puri	203-573-2153

Chemtura Announces Offering of $400 Million of Senior Notes Due 2021

PHILADELPHIA, Pa., July 18, 2013 — Chemtura Corporation (NYSE/EuroNext Paris: CHMT) (“Chemtura” or the “Company”) announced today that it is commencing, subject to market conditions, an offering of $400 million of senior notes due 2021. The offering is being made pursuant to the Company’s automatic shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on June 10, 2013 and pursuant to a preliminary prospectus supplement, which will also be filed with the SEC.

The Company intends to use the net proceeds from the sale of the notes to pay the consideration in its previously announced cash tender offer and consent solicitation with respect to any and all of its outstanding $455 million aggregate principal amount of 7.875% Senior Notes due 2018 and to pay related fees and expenses, including tender premiums and accrued and unpaid interest.

Citigroup, BofA Merrill Lynch, Wells Fargo Securities, Barclays and Goldman, Sachs & Co. will serve as joint book-running managers for the notes offering. A prospectus and prospectus supplement concerning the notes offering may be obtained by contacting Citigroup, Brooklyn Army Terminal, 140 58th Street, Brooklyn, New York 11220 or by Telephone: (800) 831-9146 or by email at batprospectusdept@citigroup.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any notes in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such state. Any offering will be made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. This press release should not be deemed to be an offer to buy or a solicitation of an offer to sell or a solicitation of consents with respect to the 2018 Notes.

About Chemtura Corporation

Chemtura, with 2012 net sales of $2.6 billion,1 is a global manufacturer and marketer of specialty chemicals, agrochemicals and pool, spa and home care products.

[1]	2012 net sales of $2.6 billion reflects discontinued operations treatment for the sale of Chemtura’s Antioxidants business.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Exchange Act of 1934, as amended. The forward-looking statements contained in this press release include, but are not limited to, statements related to the consummation of the notes offering, as well as the tender offer and consent solicitation, which is subject to, and conditioned on, the satisfaction or waiver of certain conditions, including the successful completion of a proposed refinancing transaction and other customary conditions. There can be no assurance that the notes offering or the tender offer and consent solicitation will ultimately be consummated as described or at all. These statements are based on the Company’s estimates and assumptions and on currently available information.

The Company’s forward-looking statements include information concerning possible or assumed future results, and the Company’s actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this press release was issued. The Company undertakes no duty to update any forward-looking statements to conform the statements to actual results or changes in its operations.

Contacts

Investors:

Dalip Puri

Vice President, Investor Relations and Treasurer

(203) 573-2153

Media:

John Gustavsen

Manager, Corporate Communications

(203) 573-3224

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